SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2001

XO COMMUNICATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	0-30900	54-1983517

(State or other	(Commission File	(IRS Employer

jurisdiction of	Number)	Identification No.)

incorporation)

11111 Sunset Hills Road, Reston, Virginia	20190

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

(Former name or former address, if changed from last report)

Item 5. Other Events

First Quarter, 2001 Results and Reduction in Capital Expenditure Plans

      On April 26, 2001, XO Communications, Inc. (“XO”) announced its results of operations for the first quarter of 2001, as well as a reduction in its capital expenditure plans by approximately $2 billion over the next five years. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Agreements With Level 3

      On April 26, 2001, XO announced that it has restructured its agreements to purchase fiber networks from Level 3 Communications in the United States and Europe. Under the Level 3 agreements, as modified, XO will, among other things, cancel its planned purchase of metro and inter-city fiber networks in Europe from Level 3 and apply the payments it previously made to Level 3 for the European network to reduce the remaining amounts payable to Level 3 for its North American inter-city fiber network.

      XO’s press release announcing its revised agreements with Level 3 is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Equity Investment by Forstmann Little

      On April 25, 2001, XO entered into an agreement with affiliates of Forstmann Little & Co. under which Forstmann Little agreed to invest an additional $250 million to be used by XO to fund its business plan and for general corporate purposes.

      Under the agreement, Forstmann Little will purchase 50 million shares of XO’s Class A Common Stock, par value $0.02 per share. In addition, XO will amend the terms of the convertible preferred stock held by Forstmann Little to reduce the conversion price from $31.625 to $17.00 per share. The amendment to the terms of the convertible preferred stock was approved on April 25, 2001 by XO stockholders who collectively own shares of XO common stock that represent more than 50% of the total voting power of all outstanding shares of XO common stock. XO will mail to its stockholders an information statement relating to the transaction at least twenty days prior to its consummation.

      The transaction will increase Forstmann Little’s aggregate cash investment in XO to $1.5 billion (including the $850 million of convertible preferred stock purchased in January 2000 and the $400 million of convertible preferred stock purchased in July 2000). Upon consummation of the transaction, Forstmann Little will own approximately 22.4% percent of XO’s fully diluted common shares. The transaction is subject to certain conditions and is expected to close by the end of June 2001.

      The stock purchase agreement with Forstmann Little (including the forms of registration rights agreement and of the amended and restated certificates of designation for the four series of convertible preferred stock owned by Forstmann Little) is filed herewith as Exhibit 99.3 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release of XO Communications, Inc., dated April 26, 2001.

99.2	Press Release of XO Communications, Inc., dated April 26, 2001.

99.3	Amendment and Stock Purchase Agreement, dated as of April 25, 2001, among XO Communications, Inc., Forstmann Little & Co. Equity Partnership VI, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P. and FL Fund, L.P.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO COMMUNICATIONS, INC.

By: s/ Gary D. Begeman Name: Gary D. Begeman Title: Senior Vice President, General Counsel and Secretary

April 30, 2001

Exhibit Index

Exhibit No.	Description

99.1	Press Release of XO Communications, Inc., dated April 26, 2001.

99.2	Press Release of XO Communications, Inc., dated April 26, 2001.

99.3	Amendment and Stock Purchase Agreement, dated as of April 25, 2001, by and among XO Communications, Inc., Forstmann Little & Co. Equity Partnership VI, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P. and FL Fund, L.P.

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